Exhibit 99.1

3756 Central Avenue	Contacts:
Riverside, CA 92506	Craig G. Blunden, CEO
(951) 686 – 6060	Donavon P. Ternes, COO, CFO

PROVIDENT FINANCIAL HOLDINGS
REPORTS THIRD QUARTER RESULTS

Non-Performing Assets Decline by 9% (Sequential Quarter)

Core Deposits (Transaction Accounts) Increase by 32%

Net Interest Margin Expands 13 Basis Points (Sequential Quarter)

Capital Ratios Remain Above “Well-Capitalized” Regulatory Thresholds

Riverside, Calif. – April 29, 2010 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced third quarter results for the fiscal year ending June 30, 2010.
            For the quarter ended March 31, 2010, the Company reported net income of $371,000, or $0.03 per diluted share (on 11.33 million average shares outstanding), compared to a net loss of $(2.57) million, or negative $(0.41) per diluted share (on 6.22 million average shares outstanding), in the comparable period a year ago.  The third quarter income was primarily attributable to a decrease in the provision for loan losses, partly offset by a decrease in net interest income (before provision for loan losses), a decrease in non-interest income and an increase in operating expenses.
“We remain cautious regarding current asset quality trends but are pleased with the improvement demonstrated in the current quarter.  We will continue to be diligent in our efforts to quickly identify, classify and resolve any loans that deteriorate as we endure the current credit cycle,” said Craig G. Blunden, Chairman, President and Chief Executive Officer of the Company.  “We still believe that the current mortgage banking environment is favorable but acknowledge that recent action by the U.S. Treasury and Federal Reserve to begin to end their unprecedented support of the mortgage markets may result in a less favorable environment if mortgage interest rates rise significantly above current levels.”
               As of March 31, 2010 the Bank exceeded all regulatory capital requirements and was deemed “well-capitalized” with Tangible Capital, Core Capital, Total Risk-Based Capital and Tier 1 Risk-Based Capital ratios of 8.53 percent, 8.53 percent, 15.53 percent and 14.25 percent, respectively.  As of June 30, 2009 these ratios were 6.88 percent, 6.88 percent, 13.05 percent and 11.78 percent, respectively.  For each period, the Bank’s capital ratios exceeded the minimum required ratios to be deemed “well-capitalized” (5.00 percent for Core Capital, 10.00 percent for Total Risk-Based Capital and 6.00 percent for Tier 1 Risk-Based Capital).  The increase in capital ratios was primarily attributable to $12.0 million in additional capital raised in December 2009; all of the proceeds were contributed to the Bank.
Return on average assets for the third quarter of fiscal 2010 improved to 0.10 percent from negative (0.67) percent for the same period of fiscal 2009.  Return on average stockholders’ equity for the third quarter of fiscal 2010 also improved to 1.20 percent from negative (8.69) percent for the comparable period of fiscal 2009.
On a sequential quarter basis, third quarter results reflect net income of $371,000 in comparison to net income of $2.56 million in the second quarter of fiscal 2010.  The decrease was primarily attributable to a $3.80 million decrease in the gain on sale of loans.  Diluted earnings per share for the third quarter of fiscal 2010 decreased to $0.03 per share from $0.37 per share in the second quarter of fiscal 2010.  Return on average assets decreased to 0.10 percent for the third quarter of fiscal 2010 from 0.70 percent in the second quarter of fiscal 2010; and return on average equity for the third quarter of fiscal 2010 was 1.20 percent, compared to 9.00 percent for the second quarter of fiscal 2010.
For the nine months ended March 31, 2010, the net loss was $(2.09) million, compared to a net loss of $(8.75) million in the comparable period ended March 31, 2009; and the diluted loss per share for the nine months ended March 31, 2010 improved to $(0.26) from a loss of $(1.41) for the comparable period last year.  The loss on average assets for the nine months ended March 31, 2010 improved to negative (0.19) percent from negative (0.74) percent for the nine-month period a year earlier.  The loss on average stockholders’ equity for the nine months ended March 31, 2010 was negative (2.38) percent, compared to negative (9.62) percent for the nine-month period a year earlier.
Net interest income before provision for loan losses decreased $1.08 million, or 10 percent, to $9.59 million in the third quarter of fiscal 2010 from $10.67 million for the same period in fiscal 2009.  Non-interest income decreased $3.51 million, or 55 percent, to $2.88 million in the third quarter of fiscal 2010 from $6.39 million in the comparable period of fiscal 2009.  Operating expense increased $1.60 million, or 20 percent, to $9.55 million in the third quarter of fiscal 2010 from $7.95 million in the comparable period in fiscal 2009.

The average balance of loans outstanding decreased by $141.8 million, or 11 percent, to $1.16 billion in the third quarter of fiscal 2010 from $1.30 billion in the same quarter of fiscal 2009.  The managed decline in the loan balance was consistent with the Company’s short-term deleveraging strategy of curtailing loan portfolio growth to further its goals of maintaining prudent capital ratios and reducing its credit risk profile in response to unfavorable economic conditions.  The average yield on loans receivable decreased by 24 basis points to 5.54 percent in the third quarter of fiscal 2010 from an average yield of 5.78 percent in the same quarter of fiscal 2009.  The decrease in the average loan yield was primarily attributable to accrued interest income reversals on non-accrual loans, payoffs of loans which had a higher yield than the average yield of loans held for investment and adjustable rate loans re-pricing to lower interest rates.  Total loans originated for investment in the third quarter of fiscal 2010 were $533,000, consisting primarily of multi-family loans.  In the third quarter of fiscal 2009 total loans originated for investment were $2.9 million, which also consisted primarily of multi-family loans.  The outstanding balance of “preferred loans” (multi-family, commercial real estate, construction and commercial business loans) decreased by $43.2 million, or eight percent, to $470.4 million at March 31, 2010 from $513.6 million at March 31, 2009.  Outstanding construction loans, net of undisbursed loan funds, declined $5.3 million, or 70 percent, to $2.3 million at March 31, 2010 from $7.6 million at March 31, 2009.  The percentage of preferred loans to total loans held for investment at March 31, 2010 increased to 43 percent from 41 percent at March 31, 2009.  Loan principal payments received in the third quarter of fiscal 2010 were $28.1 million, compared to $36.2 million in the same quarter of fiscal 2009.

The average balance of investment securities decreased by $103.9 million, or 73 percent, to $37.9 million in the third quarter of fiscal 2010 from $141.8 million in the same quarter of fiscal 2009.  The decrease was attributable primarily to the sale of investment securities, principal paydowns of mortgage-backed securities and investment securities that were called by the issuer.  The average yield decreased 133 basis points to 3.28% in the third quarter of fiscal 2010 from 4.61% in the same quarter of fiscal 2009.  The average yield decrease was primarily attributable to the downward repricing of the adjustable rate mortgage-backed securities, principal paydowns of higher yielding mortgage-backed securities and the sale of higher yielding mortgage-backed securities.
In February 2010, the Federal Home Loan Bank (“FHLB”) – San Francisco declared a cash dividend for the quarter ended December 31, 2009 at an annualized dividend rate of 0.27%.  The $22,000 cash dividend was received in the third quarter of fiscal 2010.  No cash dividend was received in the comparable quarter last year.  The FHLB – San Francisco has not resumed its normally scheduled redemption of excess capital stock held by member banks nor have they announced when they intend to do so.
The average balance of excess liquidity, primarily cash with the Federal Reserve Bank of San Francisco, increased substantially to $113.3 million in the third quarter of fiscal 2010 from $8.3 million in the same quarter of fiscal 2009.  The Bank maintained higher levels of cash and cash equivalents in the third quarter of fiscal 2010 in response to the uncertain operating environment.  The average yield earned was 0.25% in the third quarter of fiscal 2010, much lower than the yield that could have been earned if the excess liquidity were deployed in loans or investment securities.

Average deposits increased slightly to $942.8 million in the third quarter of fiscal 2010 from $941.1 million in the same quarter of fiscal 2009.  The average cost of deposits decreased by 72 basis points to 1.54 percent in the third quarter of fiscal 2010 from 2.26 percent in the same quarter last year.  Transaction account balances (core deposits) increased by $109.5 million, or 32 percent, to $449.5 million at March 31, 2010 from $340.0 million at March 31, 2009, primarily attributable to an increase in interest-bearing checking and savings account balances.  Time deposits decreased by $109.5 million, or 18 percent, to $498.4 million at March 31, 2010 compared to $607.9 million at March 31, 2009.  Total time deposits at March 31, 2010 include brokered deposits of $19.6 million.  There were no brokered deposits at March 31, 2009.
The average balance of borrowings, which consisted of FHLB – San Francisco advances, decreased $132.3 million, or 29 percent, to $328.0 million in the third quarter of fiscal 2010 while the average cost of advances increased nine basis points to 4.12 percent in the third quarter of fiscal 2010, compared to an average balance of $460.3 million and an average cost of 4.03 percent in the same quarter of fiscal 2009.  In the third quarter of fiscal 2010, the Bank prepaid $25.0 million of advances with a net prepayment gain of $155,000 as part of the Bank’s efforts to deleverage its balance sheet.
The net interest margin during the third quarter of fiscal 2010 decreased two basis points to 2.85 percent from 2.87 percent during the same quarter last year.  On a sequential quarter basis, the net interest margin in the third quarter of fiscal 2010 increased 13 basis points from 2.72 percent in the second quarter of fiscal 2010.  The increase in the net interest margin was primarily attributable to the decrease in deposit costs, particularly time deposit costs, partly offset by lower average yields on loans and investment securities, a higher level of excess liquidity invested at a nominal yield and a higher average cost of borrowings.
During the third quarter of fiscal 2010, the Company recorded a $2.32 million provision for loan losses, substantially lower than the $13.54 million provision for loan losses during the same period of fiscal 2009.  The provision for loan losses in the third quarter of fiscal 2010 was primarily attributable to loan classification downgrades ($3.27 million provision for loan losses), partly offset by a decline in loans held for investment ($952,000 loan loss provision recovery).  The specific loan loss provision (included in the total provision for loan losses) in the third quarter of fiscal 2010 was $2.94 million, an improvement of 77 percent from $12.53 million in the same quarter last year; and an improvement of 29 percent from $4.12 million in the second quarter of fiscal 2010 (sequential quarter).
Non-performing assets, with underlying collateral primarily located in Southern California, increased to $91.4 million, or 6.50 percent of total assets, at March 31, 2010, compared to $88.3 million, or 5.59 percent of total assets, at June 30, 2009 and $81.0 million, or 5.18 percent of total assets, at March 31, 2009.  The non-performing assets at March 31, 2010 were primarily comprised of 201 single-family loans ($62.7 million); seven multi-family loans ($6.6 million); five commercial real estate loans ($2.8 million); 11 construction loans ($692,000, nine of which, or $24,000, are associated with the previously disclosed Coachella, California construction loan fraud); seven commercial business loans ($144,000); eight single-family loans repurchased from, or unable to sell to investors ($905,000); and real estate owned comprised of 52 single-family properties ($15.3 million), three multi-family properties ($715,000), three commercial real estate properties ($1.1 million), one developed lot ($399,000) and 16 undeveloped lots acquired in the settlement of loans ($62,000, 14 of which, or $37,000, are associated with the Coachella, California construction loan fraud).  Net charge-offs for the quarter ended March 31, 2010 were $6.84 million or 2.35 percent (annualized) of average loans receivable, compared to $6.32 million or 1.94 percent (annualized) of average loans receivable for the quarter ended March 31, 2009 and to $4.96 million or 1.63 percent (annualized) of average loans receivable in the quarter ended December 31, 2009 (sequential quarter).
Classified assets at March 31, 2010 were $111.1 million, comprised of $18.5 million in the special mention category, $75.0 million in the substandard category and $17.6 million in real estate owned.  Classified assets at June 30, 2009 were $116.1 million, consisting of $24.3 million in the special mention category, $75.4 million in the substandard category and $16.4 million in real estate owned.
For the quarter ended March 31, 2010, 15 loans for $6.8 million were modified from their original terms, were re-underwritten and were identified in our asset quality reports as Restructured Loans.  As of March 31, 2010, the outstanding balance of Restructured Loans was $60.4 million:  57 loans are classified as pass, are not included in the classified asset totals described earlier and remain on accrual status ($25.6 million); eight loans are classified as special mention and remain on accrual status ($4.6 million); 81 loans are classified as substandard on non-accrual status ($30.2 million); and five loans are classified as loss, fully reserved and on non-accrual status.  As of March 31, 2010, 85 percent, or $51.4 million of the Restructured Loans have a current payment status.

       The allowance for loan losses was $50.8 million at March 31, 2010, or 4.69 percent of gross loans held for investment, compared to $45.4 million, or 3.75 percent of gross loans held for investment at June 30, 2009.  The allowance for loan losses at March 31, 2010 includes $24.2 million of specific loan loss reserves and $26.6 million of general loan loss reserves, compared to $25.3 million of specific loan loss reserves and $20.1 million of general loan loss reserves at June 30, 2009.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment.
Non-interest income decreased to $2.88 million in the third quarter of fiscal 2010 compared to $6.39 million in the same period of fiscal 2009, primarily the result of a $4.68 million decrease in the gain on sale of loans, partly offset by a $1.01 million improvement in the net result from the sale and operations of real estate owned acquired in the settlement of loans.
The gain on sale of loans decreased to $1.43 million for the quarter ended March 31, 2010 from $6.11 million in the comparable quarter last year, reflecting a lower average loan sale margin despite relatively strong loan sale volume.  The average loan sale margin for mortgage banking was 36 basis points for the quarter ended March 31, 2010, compared to 133 basis points in the comparable quarter last year.  The gain on sale of loans includes an unfavorable fair-value adjustment on derivative financial instruments (commitments to extend credit, commitments to sell loans, and commitments to sell mortgage-backed securities) pursuant to Accounting Standards Codification 815, a loss of $(752,000), in the third quarter of fiscal 2010 as compared to a favorable fair-value adjustment, a gain of $2.46 million, in the same period last year.  The gain on sale of loans for the third quarter of fiscal 2010 was also partially reduced by a $1.18 million recourse provision on loans sold that are subject to repurchase, compared to a $378,000 recourse provision in the comparable quarter last year.  As of March 31, 2010, the total recourse reserve for loans sold that are subject to repurchase was $6.1 million, compared to $3.4 million at June 30, 2009 and $3.1 million at March 31, 2009.  The mortgage banking environment has shown improvement as a result of relatively low mortgage interest rates but remains volatile.
The volume of loans originated for sale was $359.2 million in the third quarter of fiscal 2010 as compared to $366.4 million during the same period last year.  The loan origination volumes were the result of favorable liquidity in the secondary mortgage markets particularly in FHA/VA, Fannie Mae and Freddie Mac loan products, and an increase in activity resulting from relatively low mortgage interest rates.  Total loans sold for the quarter ended March 31, 2010 were $343.0 million, an increase of 14 percent from $300.4 million for the same quarter last year.  Total loan originations (including loans originated for investment and loans originated for sale) were $359.8 million in the third quarter of fiscal 2010, a slight decrease from $369.3 million in the same quarter of fiscal 2009.
The gain (loss) on sale and operations of real estate owned acquired in the settlement of loans improved $1.01 million to a net gain of $58,000 in the third quarter of fiscal 2010 from a net loss of $(952,000) in the comparable period last year.  Twenty-five real estate owned properties were sold for a net gain of $470,000 in the quarter ended March 31, 2010 compared to 28 real estate owned properties sold for a net loss of $(606,000) in the same quarter last year.  During the third quarter of fiscal 2010, 45 real estate owned properties were acquired in the settlement of loans, compared to 40 real estate owned properties acquired in the settlement of loans in the comparable period last year.  As of March 31, 2010, the real estate owned balance was $17.6 million (75 properties), compared to $16.4 million (80 properties) at June 30, 2009.
Operating expense increased to $9.55 million in the third quarter of fiscal 2010 from $7.95 million in the same quarter last year, primarily as a result of increases in compensation and other expenses related to the increase in mortgage banking activity and an increase in the FDIC insurance premium.
The Company’s efficiency ratio increased to 77 percent in the third quarter of fiscal 2010 from 47 percent in the third quarter of fiscal 2009.  The increase was the net result of a decrease in net interest income (before provision for loan losses), a decrease in non-interest income and an increase in non-interest expense.
The Company’s tax provision was $229,000 for the third quarter of fiscal 2010 in comparison to the estimated tax benefit of $(1.86) million in the same quarter last year.  The Company believes that the tax provision applied in the third quarter of fiscal 2010 reflects its current income tax obligations.
The Bank currently operates 14 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates wholesale loan production offices in Pleasanton and Rancho Cucamonga, California and retail loan production offices in City of Industry, Escondido, Glendora and Riverside (2), California.
The Company will host a conference call for institutional investors and bank analysts on Friday, April 30, 2010 at 9:00 a.m. (Pacific Time) to discuss its financial results.  The conference call can be accessed by dialing (800) 230-1951 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Friday, May 7, 2010 by dialing (800) 475-6701 and referencing access code number 155111.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release and the conference call noted above contain statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make.  Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; the accuracy of the results of our stress test; results of examinations of us by the Office of Thrift Supervision or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach;  our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; adverse changes in the securities markets;  inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited – Dollars In Thousands)
	March 31, 2010	June 30, 2009

Assets
Cash and cash equivalents	$ 86,018	$ 56,903
Investment securities – available for sale at fair value	36,406	125,279
Loans held for investment, net of allowance for loan losses of
$50,849 and $45,445, respectively	1,033,014	1,165,529
Loans held for sale, at fair value	155,800	135,490
Loans held for sale, at lower of cost or market	-	10,555
Accrued interest receivable	4,540	6,158
Real estate owned, net	17,555	16,439
FHLB – San Francisco stock	33,023	33,023
Premises and equipment, net	5,952	6,348
Prepaid expenses and other assets	33,012	23,889

Total assets	$ 1,405,320	$ 1,579,613

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$ 47,773	$ 41,974
Interest-bearing deposits	900,144	947,271
Total deposits	947,917	989,245

Borrowings	309,658	456,692
Accounts payable, accrued interest and other liabilities	23,375	18,766
Total liabilities	1,280,950	1,464,703

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
     Common stock, $.01 par value (40,000,000 and 15,000,000 shares authorized, respectively; 17,610,865 and 12,435,865 shares issued, respectively; 11,406,654 and 6,219,654 shares
          outstanding, respectively)

	176	124
Additional paid-in capital	85,488	72,709
Retained earnings	132,295	134,620
Treasury stock at cost (6,204,211 and 6,216,211 shares, respectively)
	(93,942)	(93,942)
Unearned stock compensation	(271)	(473)
Accumulated other comprehensive income, net of tax	624	1,872

Total stockholders’ equity	124,370	114,910

Total liabilities and stockholders’ equity	$ 1,405,320	$ 1,579,613

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition – Sequential Quarter (Unaudited – Dollars In Thousands)
	March 31, 2010	December 31, 2009

Assets
Cash and cash equivalents	$ 86,018	$ 71,568
Investment securities – available for sale at fair value	36,406	40,210
Loans held for investment, net of allowance for loan losses of
$50,849 and $55,364, respectively	1,033,014	1,069,434
Loans held for sale, at fair value	155,800	139,223
Accrued interest receivable	4,540	4,911
Real estate owned, net	17,555	10,871
FHLB – San Francisco stock	33,023	33,023
Premises and equipment, net	5,952	6,001
Prepaid expenses and other assets	33,012	39,397

Total assets	$ 1,405,320	$ 1,414,638

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$ 47,773	$ 40,564
Interest-bearing deposits	900,144	896,089
Total deposits	947,917	936,653

Borrowings	309,658	334,670
Accounts payable, accrued interest and other liabilities	23,375	19,683
Total liabilities	1,280,950	1,291,006

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
     Common stock, $.01 par value (40,000,000 and 40,000,000 shares authorized, respectively; 17,610,865 and 17,610,865 shares issued, respectively; 11,406,654 and 11,395,454 shares
            outstanding, respectively)

	176	176
Additional paid-in capital	85,488	85,111
Retained earnings	132,295	132,038
Treasury stock at cost (6,204,211 and 6,215,411 shares, respectively)
	(93,942)	(93,942)
Unearned stock compensation	(271)	(338)
Accumulated other comprehensive income, net of tax	624	587

Total stockholders’ equity	124,370	123,632

Total liabilities and stockholders’ equity	$ 1,405,320	$ 1,414,638

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited - In Thousands, Except Earnings (Loss) Per Share)
	Quarter Ended March 31,		Nine Months Ended March 31,

	2010	2009	2010	2009
Interest income:
Loans receivable, net	$ 16,101	$ 18,850	$ 51,375	$ 59,156
Investment securities	311	1,635	1,869	5,344
FHLB – San Francisco stock	22	-	91	324
Interest-earning deposits	71	6	191	16
Total interest income	16,505	20,491	53,526	64,840

Interest expense:
Checking and money market deposits	376	282	1,066	914
Savings deposits	468	484	1,492	1,588
Time deposits	2,738	4,479	9,838	16,047
Borrowings	3,330	4,575	11,854	14,086
Total interest expense	6,912	9,820	24,250	32,635

Net interest income, before provision for loan losses	9,593	10,671	29,276	32,205
Provision for loan losses	2,322	13,541	21,843	35,809
Net interest income (expense), after provision for loan losses	7,271	(2,870)	7,433	(3,604)

Non-interest income:
Loan servicing and other fees	219	91	637	605
Gain on sale of loans, net	1,431	6,107	9,804	8,692
Deposit account fees	667	684	2,135	2,219
Gain on sale of investment securities	-	-	2,290	356
Gain (loss) on sale and operations of real estate owned acquired in the settlement of loans	58	(952)	247	(1,838)
Other	502	457	1,458	1,153
Total non-interest income	2,877	6,387	16,571	11,187

Non-interest expense:
Salaries and employee benefits	6,065	5,025	16,848	14,175
Premises and occupancy	740	695	2,282	2,129
Equipment	334	340	1,025	1,097
Professional expenses	424	294	1,177	986
Sales and marketing expenses	174	93	434	393
Deposit insurance and regulatory assessments	636	403	2,309	1,013
Other	1,175	1,098	3,595	2,758
Total non-interest expense	9,548	7,948	27,670	22,551

Income (loss) before taxes	600	(4,431)	(3,666)	(14,968)
Provision (benefit) for income taxes	229	(1,861)	(1,579)	(6,216)
Net income (loss)	$ 371	$ (2,570)	$ (2,087)	$ (8,752)

Basic earnings (loss) per share	$ 0.03	$ (0.41)	$ (0.26)	$ (1.41)
Diluted earnings (loss) per share	$ 0.03	$ (0.41)	$ (0.26)	$ (1.41)
Cash dividends per share	$ 0.01	$ 0.03	$ 0.03	$ 0.13

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations – Sequential Quarter (Unaudited – In Thousands, Except Earnings Per Share)
	Quarter Ended
	March 31,	December 31,
	2010	2009
Interest income:
Loans receivable, net	$ 16,101	$ 17,126
Investment securities	311	463
FHLB – San Francisco stock	22	-
Interest-earning deposits	71	66
Total interest income	16,505	17,655

Interest expense:
Checking and money market deposits	376	364
Savings deposits	468	503
Time deposits	2,738	3,196
Borrowings	3,330	4,015
Total interest expense	6,912	8,078

Net interest income, before provision for loan losses	9,593	9,577
Provision for loan losses	2,322	2,315
Net interest income, after provision for loan losses	7,271	7,262

Non-interest income:
Loan servicing and other fees	219	183
Gain on sale of loans, net	1,431	5,230
Deposit account fees	667	705
Gain on sale of investment securities	-	341
Gain (loss) on sale and operations of real estate owned acquired in the settlement of loans, net	58	(249)
Other	502	478
Total non-interest income	2,877	6,688

Non-interest expense:
Salaries and employee benefits	6,065	5,853
Premises and occupancy	740	754
Equipment	334	334
Professional expenses	424	366
Sales and marketing expenses	174	148
Deposit insurance premiums and regulatory assessments	636	957
Other	1,175	1,159
Total non-interest expense	9,548	9,571

Income before taxes	600	4,379
Provision for income taxes	229	1,821
Net income	$ 371	$ 2,558

Basic earnings per share	$ 0.03	$ 0.37
Diluted earnings per share	$ 0.03	$ 0.37
Cash dividends per share	$ 0.01	$ 0.01

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information )
	Quarter Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
SELECTED FINANCIAL RATIOS:
Return (loss) on average assets	0.10%	(0.67)%	(0.19)%	(0.74)%
Return (loss) on average stockholders’ equity	1.20%	(8.69)%	(2.38)%	(9.62)%
Stockholders’ equity to total assets	8.85%	7.43%	8.85%	7.43%
Net interest spread	2.69%	2.67%	2.63%	2.62%
Net interest margin	2.85%	2.87%	2.75%	2.82%
Efficiency ratio	76.57%	46.59%	60.35%	51.97%
Average interest-earning assets to average
interest-bearing liabilities	105.95%	106.11%	105.44%	106.97%

SELECTED FINANCIAL DATA:
Basic earnings (loss) per share	$ 0.03	$ (0.41)	$ (0.26)	$ (1.41)
Diluted earnings (loss) per share	$ 0.03	$ (0.41)	$ (0.26)	$ (1.41)
Book value per share	$ 10.90	$ 18.68	$ 10.90	$ 18.68
Shares used for basic EPS computation	11,326,384	6,215,200	8,115,332	6,201,384
Shares used for diluted EPS computation	11,326,384	6,215,200	8,115,332	6,201,384
Total shares issued and outstanding	11,406,654	6,219,654	11,406,654	6,219,654

LOANS ORIGINATED FOR SALE:
Retail originations	$ 101,002	$ 66,965	$ 304,410	$ 166,792
Wholesale originations	258,247	299,419	1,011,389	534,252
Total loans originated for sale	$ 359,249	$ 366,384	$ 1,315,799	$ 701,044
LOANS SOLD:
Servicing released	$ 342,952	$ 300,398	$ 1,305,049	$ 616,560
Servicing retained	-	-	1,492	193
Total loans sold	$ 342,952	$ 300,398	$ 1,306,541	$ 616,753

	As of	As of	As of	As of
	03/31/10	12/31/09	09/30/09	06/30/09
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$ 6,073	$ 5,103	$ 4,456	$ 3,406
Allowance for loan losses	$ 50,849	$ 55,364	$ 58,013	$ 45,445
Non-performing loans to loans held for investment, net	7.15%	8.40%	7.72%	6.16%
Non-performing assets to total assets	6.50%	7.12%	6.64%	5.59%
Allowance for loan losses to non-performing loans	68.86%	61.63%	67.83%	63.28%
Allowance for loan losses to gross loans held for
investment	4.69%	4.92%	4.97%	3.75%
Net charge-offs to average loans receivable (annualized)	2.35%	1.63%	1.44%	2.81%
Non-performing loans	$ 73,839	$ 89,833	$ 85,529	$ 71,818
Loans 30 to 89 days delinquent	$ 6,937	$ 6,686	$ 12,286	$ 9,606

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	03/31/10	12/31/09	09/30/09	06/30/09
Recourse provision for loans sold	$ 1,178	$ 1,865	$ 1,189	$ 735
Provision for loan losses	$ 2,322	$ 2,315	$ 17,206	$ 12,863

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)

	As of	As of	As of	As of
	03/31/10	12/31/09	09/30/09	06/30/09
REGULATORY CAPITAL RATIOS:
Tangible equity ratio	8.53%	8.41%	7.03%	6.88%
Core capital ratio	8.53%	8.41%	7.03%	6.88%
Total risk-based capital ratio	15.53%	15.06%	13.16%	13.05%
Tier 1 risk-based capital ratio	14.25%	13.79%	11.89%	11.78%

	As of March 31,
	2010		2009
INVESTMENT SECURITIES:	Balance	Rate	Balance	Rate
Available for sale (at fair value):
U.S. government sponsored enterprise debt securities	$ 3,335	4.00%	$ 5,381	4.00%
U.S. government agency mortgage-backed securities	18,400	3.51	83,361	4.91
U.S. government sponsored enterprise mortgage-backed securities	13,123	3.14	46,982	5.00
Private issue collateralized mortgage obligations	1,548	2.80	1,454	4.38
Total investment securities available for sale	36,406	3.39	137,178	4.90
Total investment securities	$ 36,406	3.39%	$ 137,178	4.90%

LOANS HELD FOR INVESTMENT:
Single-family (1 to 4 units)	$ 607,489	5.13%	$ 731,950	5.85%
Multi-family (5 or more units)	347,044	6.21	378,425	6.32
Commercial real estate	113,313	6.84	118,164	6.95
Construction	2,344	7.72	9,108	8.53
Other	1,532	6.16	4,413	7.84
Commercial business	7,687	7.56	9,413	6.86
Consumer	851	7.58	1,024	8.13
Total loans held for investment	1,080,260	5.68%	1,252,497	6.13%

Undisbursed loan funds	(19)		(1,493)
Deferred loan costs, net	3,622		4,542
Allowance for loan losses	(50,849)		(42,178)
Total loans held for investment, net	$1,033,014		$1,213,368

Purchased loans serviced by others included above	$ 23,721	4.85%	$ 129,769	6.11%

DEPOSITS:
Checking accounts – non interest-bearing	$ 47,773	-%	$ 44,718	-%
Checking accounts – interest-bearing	177,583	0.68	125,983	0.67
Savings accounts	200,724	0.89	144,095	1.39
Money market accounts	23,439	0.98	25,240	1.47
Time deposits	498,398	2.10	607,911	2.77
Total deposits	$ 947,917	1.44%	$ 947,947	2.12%

Brokered deposits included above	$ 19,612	2.78%	$ -	-%

Note:  The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited – Dollars in Thousands)
	As of March 31,
	2010		2009
	Balance	Rate	Balance	Rate
BORROWINGS:
Overnight	$ -	-%	$ 11,200	0.21%
Six months or less	-	-	60,000	2.40
Over six to twelve months	108,000	4.47	62,000	3.58
Over one to two years	85,000	4.24	143,000	4.30
Over two to three years	50,000	3.58	85,000	4.24
Over three to four years	55,000	3.95	40,000	3.96
Over four to five years	10,000	2.93	60,000	3.81
Over five years	1,658	6.37	16,703	3.26
Total borrowings	$ 309,658	4.13%	$ 477,903	3.73%

	Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
SELECTED AVERAGE BALANCE SHEETS:	Balance	Balance	Balance	Balance

Loans receivable, net (1)	$ 1,161,785	$ 1,303,625	$ 1,221,897	$ 1,334,841
Investment securities	37,878	141,802	64,162	148,625
FHLB – San Francisco stock	33,023	32,929	33,023	32,692
Interest-earning deposits	113,803	8,707	101,068	8,167
Total interest-earning assets	$ 1,346,489	$ 1,487,063	$ 1,420,150	$ 1,524,325
Total assets	$ 1,414,506	$ 1,540,584	$ 1,484,044	$ 1,566,788

Deposits	$ 942,833	$ 941,088	$ 952,118	$ 953,183
Borrowings	327,996	460,296	394,727	471,860
Total interest-bearing liabilities	$ 1,270,829	$ 1,401,384	$ 1,346,845	$ 1,425,043
Total stockholders’ equity	$ 123,738	$ 118,266	$ 117,004	$ 121,283

	Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
	Yield/Cost	Yield/Cost	Yield/Cost	Yield/Cost

Loans receivable, net (1)	5.54%	5.78%	5.61%	5.91%
Investment securities	3.28%	4.61%	3.88%	4.79%
FHLB – San Francisco stock	0.27%	-	0.37%	1.32%
Interest-earning deposits	0.25%	0.28%	0.25%	0.26%
Total interest-earning assets	4.90%	5.51%	5.03%	5.67%

Deposits	1.54%	2.26%	1.73%	2.59%
Borrowings	4.12%	4.03%	4.00%	3.98%
Total interest-bearing liabilities	2.21%	2.84%	2.40%	3.05%

(1)	Includes loans held for investment, loans held for sale at fair value and loans held for sale at lower of cost or market, net of allowance for loan losses.

Note: The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality Unaudited – Dollars in Thousands)
	As of	As of	As of	As of
	03/31/10	12/31/09	09/30/09	06/30/09
Loans on non-accrual status:
Mortgage loans:
Single-family	$ 37,670	$ 43,262	$ 41,921	$ 35,434
Multi-family	4,016	5,909	4,791	4,930
Commercial real estate	1,571	2,500	1,688	1,255
Construction	373	374	650	250
Commercial business loans	-	-	198	198
Total	43,630	52,045	49,248	42,067

Accruing loans past due 90 days or more:	-	-	-	-
Total	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	25,982	33,626	31,205	23,695
Multi-family	2,540	1,992	-	-
Commercial real estate	1,224	1,044	1,410	1,406
Construction	319	918	1,479	2,037
Other	-	-	1,234	1,565
Commercial business loans	144	208	953	1,048
Total	30,209	37,788	36,281	29,751

Total non-performing loans	73,839	89,833	85,529	71,818

Real estate owned, net	17,555	10,871	12,693	16,439
Total non-performing assets	$ 91,394	$ 100,704	$ 98,222	$ 88,257

Restructured loans on accrual status:
Mortgage loans:
Single-family	$ 27,594	$ 22,315	$ 15,698	$ 10,880
Commercial real estate	537	-	-	-
Other	1,292	1,292	-	240
Commercial business loans	750	750	-	-
Total	$ 30,173	$ 24,357	$ 15,698	$ 11,120